Exhibit 23.3

Financial Strategies Consulting Group, LLC

Telephone 925.283.5774
3650 Mount Diablo Blvd., Suite 210	Facsimile 925.283.5103
Lafayette, CA 94549	www.fscg.com

                                                                 June 12, 2006

Mr. Robert K. Eulau

Executive Vice President & Chief Financial Officer

Alien Technology Corporation

18220 Butterfield Boulevard

Morgan Hill, CA 95037

Subject:	Written consent to reference Financial Strategies Consulting Group, LLC valuation in S-1 filing of Alien Technology Corporation

Dear Mr. Eulau:

We hereby consent to the inclusion in the registration statement on Form S-1 of Alien Technology Corporation for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of Alien Technology Corporation and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Financial Strategies Consulting Group, LLC
Financial Strategies Consulting Group, LLC

By:	Gregory S. Ansel
Principal